Exhibit 99.2

NEWS RELEASE

Contact:	Alan Hill
SI International
703-234-6854
alan.hill@si-intl.com

SI International Wins Air Force Space Command Contract

SI International to Provide Space Sensors System Engineering and Technical Services

RESTON, VIRGINIA — March 24, 2003 — SI International, Inc. (Nasdaq: SINT) announced today that it has been awarded a contract to provide space sensors engineering and technical services support to the Air Force Space Command (AFSPC).  The competitive task order contract has a one-year base period with eight one-year options.  The contract’s potential value is $43.5 million over nine years, if all options are exercised.

“With a strong background in space systems modernization, we look forward to the ongoing opportunities to support the Air Force Space Command in their mission-critical work,” said Ray Oleson, Chairman and CEO of SI International.

With space systems modernization as a key focus area, SI International has been supporting the North American Aerospace Defense Command (NORAD), United States Space Command (USSPACECOM) — now United States Strategic Command (USSTRATCOM), and Air Force Space Command (AFSPC) for more than eight years.  In addition, SI International has supported the Spacelift Range Systems, Range Standardization and Automation, military satellite communication (Milsatcom) systems, the Air Force Satellite Control Network, and other AFSPC programs since 1996.

About SI International: SI International is a provider of information technology and network solutions primarily to the federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

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This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Risk Factors section of the registration statement on Form S-1 filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.